EXHIBIT 10(K)

WHOLESALE REQUIREMENTS POWER SALE

AND SERVICES AGREEMENT

BETWEEN

PUBLIC SERVICE COMPANY OF NEW MEXICO

AND

TEXAS-NEW MEXICO POWER COMPANY

WHOLESALE REQUIREMENTS POWER SALE

AND SERVICES AGREEMENT

BETWEEN

PUBLIC SERVICE COMPANY OF NEW MEXICO

AND

TEXAS-NEW MEXICO POWER COMPANY

16. Governing Law and Contract Administration	32

17. Assignment	32

18. Nondedication of Facilities	33

19. Notices	33

20. Entire Agreement	34

21. Section Headings and Exhibits	34

22. Invalidity	35

23. Disputes	35

24. No Third Party Rights	37

25. Amendments	37

26. No Partnership	38

27. Signature Clause	38

EXHIBITS

1.	Contract Requirements Schedule

2.	Texas-New Mexico Power Company New Mexico Transmission Rights

3.	EPE/TNMP Contract

4.	Points of Delivery

5.	Phelps Dodge/TNMP MOU

6.	SPS/TNMP Contract

OPERATING PROCEDURES

1.	Replacement Energy Scheduling

2.	New Mexico Operating Procedures

3.	Transmission Loss Accounting

WHOLESALE REQUIREMENTS POWER SALE

AND SERVICES AGREEMENT

BETWEEN

PUBLIC SERVICE COMPANY OF NEW MEXICO

AND

TEXAS-NEW MEXICO POWER COMPANY

This Wholesale Requirements Power Sale and Services Agreement (“Agreement”) is entered into between PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation (“PNM”), as seller, and TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation (“TNMP”), as purchaser. PNM and TNMP are hereinafter sometimes referred to as the “Parties” or individually as a “Party.”

RECITALS:

1. TNMP is a public utility engaged in the generation, transmission and distribution of Power and Energy in the States of Texas and New Mexico.

2. PNM is a public utility engaged in the generation, transmission, and wholesale sale of Power and Energy in the State of Arizona and in the generation, transmission, distribution, and retail and wholesale sale of Power and Energy in the State of New Mexico.

3. TNMP purchases 6 MW of firm point-to-point transmission service and associated ancillary services from PNM Reliability under PNM’s Open Access Transmission Tariff (“OATT”) for delivery from the 345 kV bus at the Four Corners Switchyard to the Hidalgo 345 kV Switching Station pursuant to a service agreement dated May 26, 2000.

4. TNMP purchases 15 MW of firm point-to-point transmission service and associated ancillary services from PNM Reliability under the PNM OATT for delivery from the 345 kV bus at the Four Corners Switchyard to the Hidalgo 345 kV Switching Station pursuant to a service agreement dated February 9, 2001.

5. TNMP purchases control area services from PNM Reliability pursuant to the Control Area Services Agreement between TNMP and PNM Reliability, dated May 14, 1999, as amended (“Control Area Services Agreement”).

6. TNMP is a party to an interconnection agreement with Southwestern Public Service Company (“SPS”) dated December 8, 1981 (“SPS/TNMP Contract”), pursuant to which TNMP purchases Power and Energy under service schedules thereto. TNMP has given notice to SPS of its intent to terminate the SPS/TNMP Interconnection Agreement and all service schedules thereto effective December 8, 2001.

7. TNMP purchases Capacity and Energy from El Paso Electric Company (“EPE”) pursuant to a power sales agreement dated April 29, 1987, as amended (“EPE/TNMP Contract”). TNMP has given notice to EPE of its intent to terminate the EPE/TNMP Contract effective December 31, 2002.

8. TNMP provides electric service at retail to Phelps Dodge Corporation (“Phelps Dodge”) pursuant to a Memorandum of Understanding dated October 30, 1999 (“Phelps Dodge/TNMP MOU”) and to TNMP’s Fourth Revised Rate Schedule No. 9 and Fourth Revised Rate Schedule No. 11 on file with the New Mexico Public Regulation Commission (“NMPRC”). On March 2, 2001, TNMP filed an advice notice with the NMPRC to substitute Fifth Revised Rate Schedule No. 11 for Fourth Revised Rate Schedule No. 11. TNMP’s filing is pending before the NMPRC.

9. Under the Phelps Dodge/TNMP MOU, Phelps Dodge has the right to utilize, on an interruptible basis, up to 65 MW of transmission from the TNMP side of the 345 kV bus at the Greenlee Switchyard to the Hidalgo Switching Station for the sole purpose of receiving the block energy purchases made by TNMP on behalf of Phelps Dodge.

10. On February 21, 2001, TNMP released a Request for Proposals (“RFP”) seeking a full requirements contract to serve the TNMP Native Load. As a result of the RFP process, TNMP and PNM Marketing entered into a Letter of Intent dated as of April 19, 2001, pursuant to which TNMP and PNM Marketing agreed to negotiate in good faith to reach an agreement based on principles embodied in a proposal by PNM Marketing dated April 12, 2001.

11. TNMP desires to enter into this Agreement to provide adequate, efficient and reasonable service to TNMP Native Load. TNMP desires to purchase Capacity and Energy at wholesale from PNM Marketing as provided in this Agreement. TNMP further desires PNM Marketing to act as TNMP’s Agent to schedule Energy and transmission for TNMP and to dispatch Energy to TNMP as required by TNMP to serve the TNMP Native Load Requirements. TNMP further desires PNM Marketing to act as TNMP’s Agent to schedule transmission, Phelps Dodge Block Energy Purchases, and Economy Energy for TNMP as required by TNMP to serve the Phelps Dodge Load.

12. PNM Marketing will have Capacity and Energy available for sale during the term of this Agreement and desires to sell TNMP the wholesale Capacity and Energy required to provide adequate, efficient and reasonable service to TNMP so that TNMP may serve the TNMP Native Load in the amount of the TNMP Incremental Native Load Requirements for the period July 1, 2001 through December 31, 2002 and in the amount of the TNMP Native Load Requirements for the period January 1, 2003 through December 31, 2006.

13. As a result of, and to comply with, FERC Order Nos. 888 and 889, PNM has created a Wholesale Power Marketing Department (“PNM Marketing”) and a Transmission and Reliability Department (“PNM Reliability”). This Agreement has been negotiated by TNMP and PNM Marketing and will be administered by TNMP and PNM Marketing.

AGREEMENT

For mutually agreeable consideration, the Parties agree as follows:

1. UNDERTAKING OF THE PARTIES

1.1 PNM Marketing shall sell and deliver to TNMP wholesale Capacity and Energy in amounts equal to the TNMP Incremental Native Load Requirements during the period July 1, 2001 through December 31, 2002 and sell and deliver to TNMP wholesale Capacity and Energy in amounts equal to the TNMP Native Load Requirements during the period January 1, 2003 through December 31, 2006, and shall act as TNMP’s Agent as provided for herein.

2. DEFINITIONS

The following terms, when used herein with initial capitalization, whether in the singular or in the plural, shall have the meanings specified in this Section 2.

2.1 Agent PNM Marketing, in its capacity hereunder as TNMP’s wholesale supplier, with the authority to communicate, schedule, and dispatch on TNMP’s behalf as a wholesale entity.

2.2.1 Annual Peak Demand

2.2.1 Except as delineated in Section 2.2.5, for each month during the period July 1, 2001 through November 30, 2001, Annual Peak Demand shall be the higher of (i) 62 MW or (ii) the highest sixty (60) minute integrated kW metered TNMP Native Load demand for the month, measured by standard measuring equipment, less the combined SPS/TNMP Contract net schedule and EPE/TNMP Contract net schedule (after losses). Once a new Annual Peak Demand is established under (ii) above, the Annual Peak Demand for each subsequent month in the period shall not be less than the highest such metered demand established during the period.

2.2.2 For the month of December, 2001, the Annual Peak Demand shall be deemed to be 62 MW.

2.2.3 For each month during the period January 1, 2002 through December 31, 2002, Annual Peak Demand shall be the higher of (i) 32 MW or (ii) the highest sixty (60) minute integrated kW metered TNMP Native Load demand for the month, measured by standard measuring equipment, less the EPE/TNMP Contract net schedule (after losses). Once a new Annual Peak Demand is established under (ii) above, the Annual Peak Demand for each subsequent month in the period shall not be less than the highest such metered demand established during the period.

2.2.4 For each month during the period January 1, 2003 through December 31, 2006, Annual Peak Demand shall be the higher of (i) the Contract Requirements for the applicable year as specified in Exhibit 1 hereto, or (ii) the highest sixty (60) minute integrated kW metered TNMP Native Load demand for the month, measured by standard measuring equipment. Once a new Annual Peak Demand is established under (ii) above, the Annual Peak Demand for each subsequent month shall not be less than the highest such metered demand established during the prior eleven-month period.

2.2.5 The Annual Peak Demand shall not be adjusted for interruption or curtailment of the SPS/TNMP Contract due to the loss or deration of the Eddy County Tie or interruption or curtailment of the EPE/TNMP Contract. In cases where the Eddy County Tie or the EPE/TNMP Contract is interrupted or curtailed, the Annual Peak Demand will be considered to be as if no interruption or curtailment of the SPS/TNMP Contract or EPE/TNMP Contract occurred.

2.3 Authorized Representatives - The persons designated by each Party, and authorized on its behalf to act as its Authorized Representative and its Alternate pursuant to Section 15.

2.4 Business Day - Any day on which financial business is normally conducted; normally, a Business Day is Monday through Friday except for federally recognized holidays, which are currently: New Year’s Day, Martin Luther King Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving and Christmas.

2.5 Capacity - Firm electric generation capability, usually expressed in megawatts.

2.6 Contract Requirements - The forecast TNMP Incremental Native Load Requirements and TNMP Native Load Requirements, as specified in Exhibit 1 hereto.

2.7 Control Area Services Agreement - The Control Area Services Agreement between TNMP and PNM Reliability, dated May 14, 1999, as amended.

2.8 Date of Initial Service - July 1, 2001, which is the date on which PNM Marketing commences providing the services to TNMP described hereunder, pursuant to Section 4.0.

2.9 Economy Energy - Electric energy that is recallable immediately upon notice by the seller.

2.10 Eddy County Tie - The AC to DC to AC Intertie located at the interface between the SPS and EPE systems.

2.11 Effective Date - The date on which this Agreement has been executed by both Parties.

2.12 Energy - The energy provided associated with Capacity hereunder, usually expressed in megawatt hours.

2.13 EPE - El Paso Electric Company.

2.14 EPE/TNMP Contract, - The Power Sales Agreement between EPE and TNMP, dated April 29, 1987, as amended. A copy of the EPE/TNMP Contract is attached hereto as Exhibit 3.

2.15 FERC - The Federal Energy Regulatory Commission or any successor thereto.

2.16 FPA - The Federal Power Act.

2.17 Incremental Ancillary Services - Ancillary services provided beyond those already procured by TNMP through the Control Area Services Agreement between TNMP and PNM Reliability, dated May 14, 1999, as amended, and beyond those already procured through the PNM Transmission Agreements.

2.18 Incremental Transmission Service - Transmission service procured by PNM Marketing to provide service pursuant to this Agreement, and which is beyond transmission service owned or contracted for by TNMP.

2.19 Market-Based Sales Tariff - PNM’s FERC-approved or accepted Power and Energy Sales Tariff, First Revised Volume No. 3, as it may be amended from time to time.

2.20 Market Price - the applicable Dow Jones Non-Firm On-Peak or Dow Jones Non-Firm Off-Peak Electricity Index price at Four Corners. In the event this index does not exist in the future the Parties shall agree on a suitable replacement.

2.21 NMPRC - The New Mexico Public Regulation Commission or any successor thereto.

2.22 Non-Firm Transmission Service - Transmission service that is subject to immediate curtailment or interruption upon notice.

2.23 OATT - Open Access Transmission Tariff.

2.24 Operating Procedures - Procedures developed and agreed to in writing by the Parties’ respective Authorized Representatives that are intended to address specific operational details regarding the implementation and administration of the Agreement.

2.25 Phelps Dodge, - Phelps Dodge Corporation.

2.26 Phelps Dodge Block Energy Purchase - Purchases made by TNMP on behalf of Phelps Dodge using 65 MW of interruptible transmission rights from the TNMP side of the 345 kV bus at the Greenlee Switchyard to the Hidalgo 345 kV Switching Station.

2.27 Phelps Dodge Load, - The energy sold by TNMP to Phelps Dodge pursuant to the Phelps Dodge/TNMP MOU.

2.28 Phelps Dodge/TNMP MOU — The Memorandum of Understanding between Phelps Dodge and TNMP dated October 30, 1999, or its replacement. A copy of the Phelps Dodge/TNMP MOU is attached hereto as Exhibit 5.

2.29 PNM - Public Service Company of New Mexico, including its subsidiaries and affiliates.

2.30 PNM Marketing - PNM’s Wholesale Power Marketing Department.

2.31 PNM Reliability - PNM’s Transmission and Reliability Department.

2.32 PNM Transmission Agreements - Service agreements under the PNM OATT providing 6 MW of firm point-to-point transmission service and associated ancillary services from the 345 kV bus at the Four Corners Switchyard to the Hidalgo 345 kV Switching Station pursuant to a service agreement dated May 26, 2000 and providing 15 MW of firm point-to-point transmission service and associated ancillary services from the 345 kV bus at the Four Corners Switchyard to the Hidalgo 345 Kv Switching Station pursuant to a service agreement dated February 9, 2001, as may be modified from time to time.

2.33 Points of Delivery — All points of delivery into the TNMP New Mexico Transmission System at which energy deliveries are made to TNMP, as listed in Exhibit 4, and which may be modified from time to time.

2.34 Regulatory Authority - A governmental body having regulatory jurisdiction over one or both of the Parties or over this Agreement or portions of this Agreement including, but not limited to, the New Mexico Public Regulation Commission and the Federal Energy Regulatory Commission.

2.35 Replacement Energy - In accordance with Operating Procedure #1, attached hereto, any energy that is procured by PNM Marketing, through December 8, 2001, on behalf of TNMP to replace energy lost when energy deliveries under the SPS/TNMP Contract are interrupted or curtailed due to the loss or deration of the Eddy County Tie, and any energy that is procured by PNM Marketing, through December 31, 2002, on behalf of TNMP to replace energy lost when energy deliveries under the EPE/TNMP Contract are interrupted or curtailed.

2.36 RTO - Regional Transmission Organization.

2.37 SPS - Southwestern Public Service Company.

2.38 SPS/TNMP Contract - The Interconnection Agreement between TNMP and SPS, dated December 8, 1981, and all service schedules thereto. A copy of the SPS/TNMP Contract is attached hereto as Exhibit 6.

2.39 2.39 TNMP - Texas-New Mexico Power Company.

2.40 TNMP Incremental Native Load Requirements - For the period July 1, 2001 through December 31, 2002, all Capacity and Energy required by TNMP to serve TNMP Native Load, excluding the amount of Capacity and Energy procured by TNMP on its own behalf pursuant to the EPE/TNMP Contract and the SPS/TNMP Contract.

2.41 TNMP Native Load - The Capacity and Energy sold by TNMP to its retail electric customers in New Mexico measured at the Points of Delivery, excluding the Phelps Dodge Load.

2.42 TNMP Native Load Requirements - All Capacity and Energy required by TNMP to serve the TNMP Native Load.

2.43 TNMP New Mexico Transmission System - The TNMP network of electrical substations and other electric facilities, equipment and systems used to serve TNMP Native Load and the Phelps Dodge Load.

2.44 TNMP Reliability - TNMP Transmission and Reliability Department. 2.45 TSGT - Tri-State Generation and Transmission Association, Inc. 2.46 WSCC - Western Systems Coordinating Council.

3. EFFECTIVE DATE AND TERM

3.1 The Effective Date of this Agreement shall be the date on which this Agreement has been executed by both Parties. Not later than seven (7) Business Days after the Effective Date, PNM shall file this Agreement with the FERC as a service agreement pursuant to its Market-Based Sales Tariff and the FPA and shall request a waiver of any applicable notice requirements to permit delivery of service hereunder by PNM to TNMP, beginning July 1, 2001. TNMP shall provide PNM with a certificate pursuant to 18 C.F.R. § 35.1 (a) indicating TNMP’s concurrence in the Agreement and in all of the rates, terms and conditions thereof, to be included with the PNM filing. TNMP shall support the PNM filing by filing a timely motion at FERC to intervene in support of the PNM filing and by taking other action which TNMP deems appropriate in support of the PNM filing.

3.2 If the FERC does not accept this Agreement for filing without change or modification, or, if the FERC orders a change or modification to this Agreement, unless such change or modification is mutually agreeable to the Parties as evidenced by their written agreement subsequent to such FERC order, TNMP and PNM Marketing agree to work together in good faith to agree upon terms and conditions that are acceptable to them and to the FERC. If the Parties are unable to reach such agreement within fifteen (15) days (or such longer period as they may mutually agree upon) from the date of the FERC order declining to accept this Agreement for filing without change or modification or ordering a change or modification to this Agreement, this Agreement shall become null and void and all obligations shall terminate on the fifteenth day following the failure to reach such agreement within the period(s) provided for above, except for obligations to pay for services rendered and liabilities for acts committed prior to the date the Agreement becomes null and void.

3.3 The Date of Initial Service hereunder shall be July 1, 2001.

3.4 Unless terminated earlier in accordance with Sections 3.2 or 11, this Agreement shall remain in effect through December 31, 2006.

4. SERVICES TO BE PROVIDED

4.1 Commencing on the Date of Initial Service, and continuing through December 31, 2002, PNM Marketing shall sell and deliver to TNMP and TNMP shall purchase and receive from PNM Marketing, Capacity and Energy in the amount of the TNMP Incremental Native Load Requirements, in accordance with the terms, covenants and conditions of this Agreement.

4.1.1 It is understood and agreed by the Parties that sales to TNMP under this Agreement shall take place only after all energy available to TNMP pursuant to the EPE/TNMP Contract and the SPS/TNMP Contract has been utilized to serve TNMP Native Load.

4.1.2 To the extent that all of the energy available to TNMP pursuant to the EPE/TNMP Contract and the SPS/TNMP Contract is not required to serve TNMP Native Load, PNM Marketing may purchase such energy from TNMP at the cost of such energy to TNMP, as specified in the applicable contract, and such energy may be resold by PNM Marketing to third parties. PNM Marketing will reimburse TNMP for the cost of this energy through a credit netted against invoiced amounts due to PNM Marketing from TNMP pursuant to this Agreement.

4.1.3 PNM Marketing shall provide Replacement Energy in accordance with Operating Procedure #1, attached hereto, on behalf of TNMP, to replace energy lost when energy deliveries under the SPS/TNMP Contract are interrupted or curtailed due to the loss or deration of the Eddy County Tie, and to energy lost when energy deliveries under the EPE/TNMP Contract are interrupted or curtailed.

4.2 Commencing on January 1, 2003, and continuing through December 31, 2006, PNM Marketing shall sell and deliver to TNMP and TNMP shall purchase and receive from PNM Marketing, Capacity and Energy in the amount of the TNMP Native Load Requirements, in accordance with the terms, covenants and conditions of this Agreement.

4.3 Commencing on the Date of Initial Service, and continuing through December 31, 2006, PNM Marketing shall act as TNMP’s Agent for scheduling energy from the SPS/TNMP Contract and the EPE/TNMP Contract, for scheduling deliveries of Energy to serve the TNMP Native Load Requirements, and for scheduling deliveries of Economy Energy and Phelps Dodge Block Energy Purchases to TNMP in order for TNMP to serve the Phelps Dodge Load, including scheduling of transmission services and associated ancillary services necessary for such deliveries.

4.3.1 To the extent available, PNM Marketing shall purchase Economy Energy for sale to TNMP for service to the Phelps Dodge Load, pursuant to Operating Procedure #2, and shall provide such energy to TNMP at a delivered price to be agreed upon at the time of a proposed Economy Energy transaction.

4.4 Commencing on the Date of Initial Service, and continuing through December 31, 2006, PNM Marketing shall procure or self-supply Incremental Ancillary Services for TNMP in order for TNMP to serve the TNMP Native Load, as delineated below:

4.4.1 PNM Marketing shall reimburse TNMP for costs incurred under the Control Area Services Agreement for Regulation and Frequency Response Service and Energy Imbalance Service associated with scheduling and dispatch of energy to TNMP in order for TNMP to serve TNMP Native Load. Alternatively, the Parties may arrange for self-provision by PNM Marketing of Regulation and Frequency Response Service and Energy Imbalance Service associated with scheduling and dispatch of energy to serve TNMP Native Load.

4.4.2 PNM Marketing shall procure or self-provide Operating Reserve (Spinning Reserve and Supplemental Reserve) to TNMP associated with TNMP Native Load in accordance with WSCC requirements.

4.4.2.1 Until modified by WSCC, the amount of Spinning Reserve to be procured or self-provided to TNMP by PNM Marketing hereunder shall be equal to three and one-half percent (3.5%) of the hourly metered TNMP Native Load less energy available from the SPS/TNMP Contract and the EPE/TNMP Contract.

4.4.2.2 Until modified by WSCC, the amount of Supplemental Reserve to be procured or self-provided to TNMP by PNM Marketing hereunder shall be equal to three and one-half percent (3.5%) of the hourly metered TNMP Native Load less energy available from the SPS/TNMP Contract and the EPE/TNMP Contract. PNM Marketing shall continue TNMP’s existing practice of using TNMP’s right to interrupt or curtail service pursuant to the Phelps Dodge/TNMP MOU as a source of Supplemental Reserve for TNMP Native Load, provided that the Dodge/TNMP MOU or its replacement remains in effect and to the extent that the Phelps Dodge Load is available for interruption or curtailment. Accordingly, to activate Supplemental Reserve hereunder the Phelps Dodge Load shall be interrupted or curtailed immediately upon notice, pursuant to Operating Procedure # 2.

4.4.3 Ancillary Services which are bundled together with the purchase of Incremental Transmission Service shall be procured as part of Incremental Transmission Service and addressed in accordance with Section 6.

4.4.4 PNM Marketing shall have no obligation to provide Ancillary Services related to the Phelps Dodge Load hereunder, beyond those already provided by PNM Reliability to TNMP on behalf of Phelps Dodge through the Control Area Services Agreement.

4.5 Commencing on the Date of Initial Service, and continuing through December 31, 2006, PNM Marketing shall procure or self-provide Incremental Transmission Service and losses not otherwise provided by TNMP.

4.6 It is understood and agreed by the Parties that there may be increases or decreases to TNMP Native Load, during the term of this Agreement. Attached hereto as Exhibit 1 is a schedule of Contract Requirements for the TNMP Incremental Native Load Requirements and the TNMP Native Load Requirements for the term of this Agreement, which include expected growth in the TNMP Native Load. It is understood and agreed by the Parties that PNM Marketing currently has, or will obtain, the resources necessary to serve the Contract Requirements under the provisions of this Agreement. To the extent TNMP expects the TNMP Incremental Native Load Requirements or the TNMP Native Load Requirements to exceed the Contract Requirements specified in Exhibit 1, TNMP shall promptly notify PNM Marketing in writing. PNM Marketing shall be obligated to serve TNMP with respect to loads in excess of the Contract Requirements resulting from normal load growth. PNM Marketing shall not be obligated to serve TNMP with respect to loads in excess of the Contract Requirements resulting from other than normal load growth, including a change in the character of service of the Phelps Dodge Load. In the event of an increase in load for reasons other than normal load growth, including a change in the character of service of the Phelps Dodge Load, TNMP shall be free to seek alternate suppliers for such incremental needs.

4.6.1 In the event that metered TNMP Native Load demand for any calendar year, measured according to Section 10, falls below 85% of Contract Requirements for the applicable year of this Agreement, the Parties shall project the amount and hourly profile of the energy that TNMP will not use in subsequent years in conjunction with the lost load, using the historical load factors associated with the lost load. If TNMP determines that it will not need such energy (Displaced Energy) TNMP shall release the Displaced Energy to PNM for a period of one calendar year. For any such Displaced Energy that PNM sells in the market, PNM shall pay TNMP an amount equal to 95% of the Market Price (adjusted for the cost to deliver the energy to Four Corners), minus the applicable energy costs for the period as set forth in Section 7.2.

5. APPOINTMENT OF PNM MARKETING AS AGENT

5.1 Effective upon the Date of Initial Service, TNMP hereby appoints PNM Marketing to act as its Agent as defined herein.

6. TRANSMISSION

6.1 In accordance with the services provided under Section 4.5, PNM Marketing will utilize best efforts to economically utilize TNMP’s existing transmission rights (as described in Exhibit 2) and Incremental Transmission Service to serve TNMP with respect to the TNMP Native Load Requirements and the Phelps Dodge Load. The Parties recognize that the economic balance between power supply and transmission utilization can be difficult to achieve to the satisfaction of both Parties; therefore, the Parties agree, at either Party’s written request, to negotiate in good faith to arrive at an alternate methodology under which TNMP would receive a defined amount of credit for existing TNMP transmission rights, and PNM Marketing would provide delivery of Capacity and Energy herein at a fixed cost, thus eliminating Incremental Transmission Service costs hereunder.

6.1.1 To the extent that PNM Marketing purchases Incremental Transmission Service in order to deliver Capacity and Energy to TNMP pursuant to Section 4.5, the costs for such Incremental Transmission Service shall be passed through to TNMP pursuant to Section 7.7.

6.2 It is understood and agreed by the Parties that PNM Marketing’s ability to provide services to TNMP pursuant to this Agreement is dependent upon retention by TNMP of the transmission rights to service TNMP’s Native Load, described in Exhibit 2. In the event that TNMP takes any action or fails to take any action (e.g., failure to exercise rollover rights) that results in any reduction to the transmission rights to service TNMP’s Native Load, described in Exhibit 2:

6.2.1 TNMP agrees to hold PNM harmless for any failure of performance by PNM Marketing under this Agreement; provided, however, that nothing in this Section 6.2.1 shall be construed to affect PNM Marketing’s duty under Section 4.3 to schedule specified transmission services.

6.2.2 TNMP shall not be released from its obligation to pay for Capacity in the amount of the Contract Requirements as specified in Exhibit 1 for the applicable period(s) pursuant to Section 7.2.

6.3 The Control Area Services Agreement between TNMP and PNM Reliability currently is due to expire December 31, 2001. Unless replaced by services provided as a result of the formation of an RTO, TNMP will take all commercially reasonable action to continue in effect the Control Area Services Agreement for the remainder of the term of this Agreement.

6.4 To the extent permitted under applicable FERC rules and regulations, TNMP Reliability shall, at PNM Marketing’s request, exercise any rights it may have to acquire the unbundled transmission component of the SPS/TNMP Contract for the remainder of the term of this Agreement.

6.5 To the extent permitted under applicable FERC rules and regulations, TNMP Reliability shall, at PNM Marketing’s request, exercise any rights it may have to acquire the unbundled transmission component of the EPE/TNMP Contract for the remainder of the term of this Agreement.

6.6 TNMP Reliability shall retain all operational responsibility for transmission maintenance scheduling. Such scheduling shall be performed in cooperation with EPE, SPS, TSGT and PNM to the mutual benefit and agreement of all the parties affected.

7. RATES FOR SERVICE

7.1 The rates for service under this Agreement shall be as set forth in Sections 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, and 7.9.

7.2 TNMP shall pay a monthly charge for Capacity, and an hourly charge for Energy, in the following amounts for the following periods:

7.2.1 For the period July 1, 2001 through December 31, 2001, the charge for Capacity shall be $13.00/KW-month times the applicable Annual Peak Demand, and the charge for Energy for service in the amount of the metered TNMP Incremental Native Load Requirements shall be $45.10/MWh.

7.2.2 For the period January 1, 2002 through December 31, 2002, the charge for Capacity shall be $10.50/kW-month times the applicable Annual Peak Demand, and the charge for Energy for service in the amount of the metered TNMP Incremental Native Load Requirements shall be $43.75/MWh.

7.2.3 For the period January 1, 2003 through December 31, 2006, the charge for Capacity shall be $10.05/kW-month times the applicable Annual Peak Demand, and the charge for Energy for service in the amount of the metered TNMP Native Load Requirements shall be $43.65/MWh. 7.3 The charges for Replacement Energy shall be:

7.3.1 PNM Marketing’s cost to procure Replacement Energy, plus fifteen percent (15%), during the first four scheduled hours following a loss or deration of the Eddy County Tie, or the interruption or curtailment of the EPE/TNMP Contract.

7.3.2 PNM Marketing’s cost to procure Replacement Energy, plus ten percent (10%), beginning in the fifth scheduled hour and continuing for the duration of the loss or deration of the Eddy County Tie, or the interruption or curtailment of the EPE/TNMP Contract.

7.3.3 In the event a forward purchase of Replacement Energy is made, pursuant to Operating Procedure #1, and it results in an over-supply of Replacement Energy, TNMP shall pay PNM Marketing’s cost to procure Replacement Energy, plus ten percent (10%). In turn, PNM Marketing agrees to purchase the over-supply from TNMP at an index price designated in Operating Procedure #1.

7.4 NMP shall reimburse PNM Marketing for costs incurred by PNM Marketing (including penalties for non-compliance resulting from TNMP’s actions or inaction) to procure or self-provide Incremental Ancillary Services as follows:

7.4.1 For Incremental Ancillary Services procured or self-provided by PNM Marketing for service to TNMP Native Load in conjunction with Incremental Transmission Service, TNMP shall reimburse PNM Marketing for the following services, as defined and at the rates specified in the OATT (or the successor OATT of any RTO) of the transmission provider: (i) Scheduling, System Control and Dispatch; and (ii) Reactive Supply and Voltage Control from Generation Sources.

7.4.2 For Spinning Reserve capacity procured or self-provided by PNM Marketing, TNMP shall reimburse PNM Marketing an amount equal to the Market Price, minus PNM Marketing’s avoided cost, deemed to be $8.00/MWh for the purposes of this Agreement.

7.4.3 For any energy utilized in conjunction with Spinning Reserve under Section 7.4.2, TNMP shall reimburse PNM an amount equal to PNM Marketing’s avoided cost, deemed to be $8.00/MWh for the purposes of this Agreement, provided that energy associated with Spinning Reserve shall only be used for its intended purpose in accordance with WSCC criteria.

7.5 PNM Marketing shall reimburse TNMP for costs incurred under the Control Area Services Agreement for Regulation and Frequency Response Service associated with TNMP Native Load. Alternatively, the Parties may arrange for self-provision by PNM Marketing of Regulation and Frequency Response Service associated with TNMP Native Load.

7.6 PNM Marketing shall reimburse TNMP for costs incurred under the Control Area Services Agreement for Energy Imbalance Service associated with scheduling and dispatch of energy to serve TNMP Native Load. Alternatively, the Parties may arrange for self-provision by PNM Marketing of Energy Imbalance Service associated with scheduling and dispatch of energy to serve TNMP Native Load.

7.7 TNMP shall reimburse PNM Marketing for all costs incurred by PNM Marketing to procure Incremental Transmission Service on behalf of TNMP to serve the metered TNMP Native Load.

7.8 TNMP shall reimburse PNM Marketing for all costs incurred by PNM Marketing to procure or self-provide transmission losses not otherwise provided by TNMP.

7.9 TNMP shall reimburse PNM Marketing for purchases of Economy Energy for service to Phelps Dodge pursuant to Section 4.3.1.

8. RATE CHANGES

8.1 The Capacity Charge and Energy Charge provided for in Section 7.2, and the rate formula provided for in Section 7, shall remain in effect for the term specified and shall not be subject to change under Section 205 or Section 206 of the FPA absent the mutual agreement of the Parties, except pursuant to action initiated by the FERC under Section 206 of the FPA. It is the intent of the Parties that in any such action initiated by the FERC, the FERC shall adjust the rates provided for in Section 7 only if the existing rate is contrary to the public interest consistent with the Mobile-Sierra doctrine. Transmission and ancillary services charges shall be as specified in the transmission provider’s OATT as in effect from time to time.

9. BILLING AND PAYMENT

9.1 The accounting period for transactions under this Agreement shall be one (1) calendar month.

9.2 After each month of service, PNM Marketing shall bill TNMP and TNMP shall pay PNM Marketing the amounts specified by this Agreement.

9.3 Bills shall be submitted to TNMP by PNM Marketing via facsimile transmission, e-mail or via regular mail, return receipt requested. Bills shall be due and payable when received by TNMP and shall become delinquent if payment has not been received by PNM Marketing ten (10) days from the date of receipt of the bill by TNMP, unless such due date falls on a non-Business Day, in which case the due date shall be the first Business Day thereafter. The date of receipt of the bill shall be assumed to be the date upon which PNM Marketing provided the bill via facsimile transmission. In the absence of such facsimile transmission, the bill shall be mailed return receipt requested and the date of receipt shall be the date indicated on the return receipt form. Bills which are not paid in full within ten (10) days from the date of receipt shall be paid with interest accrued at the rate specified in Section 9.4.

9.4 In the event a portion of any bill is disputed, the entire amount of the bill shall be paid by the due date, but the disputed portion may be paid under protest. Any amounts which through inadvertent errors, or as the result of resolution of a dispute, may have been overpaid or underpaid, shall be paid or refunded within five (5) Business Days after determination of the correct amount has been made, including interest accrued thereon at one percent 1.0% per month applied to the period from the initial due date of the bill to the date that the corrected payment or refund is made.

9.5 Unless or until changed by TNMP, monthly billings to TNMP shall be sent to:

Texas-New Mexico Power Company

4100 International Plaza

Ft. Worth, Texas 76109

Attn.: Power Resources/Suzy Braun

Facsimile No.: (817) 737-1384

9.6 Unless or until changed by PNM Marketing, monthly payments to PNM Marketing shall be made by electronic transfer to:

Wells Fargo Bank

ABA # 121-000-248 ME

Whsl Pwr Dep Account #

651-53779-16

Attn.: EA-Wholesale Power Marketing

9.7 In the event that TNMP’s electronic transfer becomes lost or is late arriving through no fault of TNMP’s, PNM Marketing shall waive any interest charge which would otherwise have accrued due to lateness in payment. PNM Marketing further agrees to assist TNMP in resolving any electronic transfer problem which might arise.

10. METERING

10.1 Capacity and associated Energy delivered pursuant to this Agreement shall be metered at the Points of Delivery by measuring instruments provided by TNMP and PNM. In case of question as to the accuracy of these measuring instruments, either Party shall have the right at any time, and from time to time, upon giving forty-eight (48) hours’ notice to the other Party, to have them tested, and, if necessary, recalibrated, with both Parties represented at the test.

10.2 If it shall be shown by the test that any of the measuring instruments are inaccurate, proper allowance as shown by the test to be necessary shall be made to the Party entitled thereto, but not for a longer period than one hundred twenty (120) days prior to the time when written complaint of inaccuracy was made. No allowance will be made on any bill on account of a claim for inaccuracy of measurement unless the owner of the meter shall in writing request such allowance within one hundred twenty (120) days from the date of the bill. The expenses of the test and/or recalibration shall be borne by the Party that requested the test if the meters are found to be accurate within one (1) percent; otherwise, the cost of the test shall be paid by the owner of the meter. No allowance in the charge for energy to the owner of the meter shall be made unless the error of the meter or meters exceeds one (1) percent.

10.3 Meter replacements, betterments or additions shall be performed by the owner of the meter. If one of the Parties, pursuant to this Agreement, asks for the replacement, modification or upgrade of measurement equipment, the owner of the measurement equipment will perform such replacement, modification, or upgrade. Costs for such replacement, modification, or upgrade shall be borne by the Party making the request.

10.4 TNMP will provide or cause to be provided to PNM Marketing all metered data received by TNMP at each of the Points of Delivery.

11. DEFAULTS

11.1 Each Party agrees that it shall pay all monies and perform all other duties and obligations agreed to be paid or performed by it pursuant to the terms, covenants and conditions of this Agreement, and a default by either Party in making payments or performing duties and obligations to be paid or performed by it is an act of default under this Agreement.

11.2 A failure of TNMP to pay in full a properly rendered bill by the date payment is due shall constitute a Payment Default. In the event a Payment Default shall continue for more than thirty (30) days after written notice from PNM Marketing specifying the Payment Default and TNMP has still failed to make full payment of the bill, PNM Marketing may suspend performance of its duties and obligations pursuant to this Agreement for so long as the Payment Default continues and may also pursue other rights and remedies under this Agreement or under applicable law.

11.3 A failure of PNM Marketing to provide and deliver the Capacity and Energy required to be delivered pursuant to this Agreement, unless excused by Uncontrollable Forces pursuant to Section 12, shall constitute a Power Delivery Default. If a Power Delivery Default shall continue for more than twelve (12) hours after notice from, or for, TNMP specifying the Power Delivery Default and PNM Marketing has failed to restore power supply and delivery in amounts required by this Agreement, TNMP may suspend performance of its duties and obligations pursuant to this Agreement for so long as the Power Delivery Default continues and may also pursue other rights and remedies under this Agreement or under applicable law.

11.4 In the event of an alleged event of default, other than a Payment Default or a Power Delivery Default, by either Party, the non-defaulting Party shall send notice to the defaulting Party’s Authorized Representative specifying the nature of the alleged default with a demand that the defaulting Party shall take all steps necessary to cure such default as promptly as possible. Such notice shall also request a meeting of the Authorized Representatives within five (5) Business Days for the purpose of resolving the alleged default.

11.4.1 If the Authorized Representative of the Party receiving the notice of the alleged default acknowledges the existence of the default and proposes a program for the cure thereof which is concurred in by the Authorized Representative of the non-defaulting Party, the default shall be suspended during the agreed period for the cure.

11.4.2 If the Authorized Representative of the Party receiving the notice of alleged default concurs with the meeting request but disputes the allegation of default, the matter shall be deemed to be a dispute subject to the dispute resolution process set out in Section 23.

11.4.3 If the Authorized Representative of the Party receiving the notice of an alleged default disputes an asserted default by it by notice to the non-defaulting Party, or fails to respond to the notice of alleged default within ten (10) days of receipt, the non-defaulting Party may at its option proceed to notice the existence of a dispute pursuant to Section 23, or it may pursue the enforcement of any other remedies under applicable law.

11.5 An allegation of default and demand for cure thereof given by one Party to the other Party pursuant to Section 11.4 shall state the date on which the non-defaulting Party began to incur costs associated with the default and the date on which interest will begin to accrue with respect to the costs incurred. In the event it is determined by dispute resolution pursuant to Section 23, that a Party is entitled to a refund of all or a portion of a disputed payment or payments or is entitled to the reasonable equivalent in money of non-monetary performance of the disputed obligation, then, upon such determination, the defaulting Party shall pay the non-defaulting Party such amount with interest thereon at the rate of interest stated in Section 9.4.

11.6 If as the result of any default by a Party, the non-defaulting Party suspends or terminates this Agreement, such suspension or termination shall not affect the payment obligations of the defaulting Party which arose prior to the effective date of the suspension or termination.

12. UNCONTROLLABLE FORCES

12.1 Neither Party shall be considered to be in default in the performance of any of its obligations hereunder (other than the obligation of TNMP to pay bills submitted to it hereunder) when a failure of performance is due to an Uncontrollable Force. The Party claiming the existence of an Uncontrollable Force shall promptly contact the other Party and, upon request, provide evidence that an Uncontrollable Force has caused the failure of performance. The Party claiming the existence of an Uncontrollable Force shall exercise diligence in attempting to end its inability to perform.

12.2 The term “Uncontrollable Force” shall mean any cause beyond the control of the Party unable to perform its obligation, including, but not limited to, Acts of God, failure of or threat of failure of facilities, explosions, flood, drought, earthquake, storm, fire, pestilence, lightning and other natural catastrophes, epidemic, war, riot, civil disturbance and disobedience, strike, labor disturbance, dispute or unrest of whatever nature, labor, material or fuel shortage, restraint by court order or public authority or inability of a Party to obtain the necessary authorizations or approvals from any governmental agency or authority, which by exercise of due diligence such Party could not reasonably have been expected to avoid and which by exercise of due diligence it has been unable to overcome. Nothing contained herein shall be construed as to require a Party to settle any strike or labor dispute against its will.

13. WAIVER

13.1 Any waiver at any time by a Party of its right with respect to a default under this Agreement, or with respect to any other matter arising in connection therewith or with this Agreement, or any failure of a Party to insist on strict performance of any obligation hereunder, shall not be deemed a waiver with respect to any subsequent default or matter or be deemed to reflect an intent by the Parties to modify this Agreement or any obligations hereunder. Any delay, short of the statutory period of limitation, in asserting or enforcing any right, shall not be deemed a waiver of such right.

14. LIABILITY AND INDEMNITY

14.1 Each Party shall indemnify and save the other Party and the directors, officers, employees and agents of such other Party harmless from liability, loss, damage, claim, costs and expenses (including attorney fees) on account of injury to persons (including death) or damage or destruction of property, occasioned by the negligence, whether active or passive, of the indemnifying Party and its officers, directors, employees or agents in the performance of this Agreement; provided, however:

14.1.1 Each Party shall be solely responsible to its own employees for all claims or benefits due for injuries in the course of their employment or arising out of any workers’ compensation law. Neither Party shall seek reimbursement or subrogation from the other Party for any benefits paid to the employees of either Party pursuant to any workers’ compensation law except as necessary to prevent double recovery by the employee.

14.1.2 Each Party hereby releases the other Party, its officers, directors, employees and agents from any and all liability or responsibility for any loss, damage or injury caused by fire or other casualty for which insurance is carried by the injured Party at the time of such loss, damage or injury, to the extent of any recovery by the injured Party under such insurance.

14.2 Neither Party or its directors, officers, employees or agents shall be liable for any loss of earnings, revenues, indirect or consequential damages or injury which may occur to the other Party as a result of outages in delivery of service hereunder.

14.3 TNMP shall hold harmless and indemnify PNM from and against any liability for death, injury, loss or damage to TNMP’s customers arising out of electric service to such customers caused by the performance of either Party under this Agreement, except in the case of PNM’s negligence or willful misconduct.

14.4 TNMP assumes all responsibility for the electric Capacity and Energy delivered hereunder after it has been delivered to and received by TNMP.

14.5 The Parties shall have an obligation to mitigate their damages hereunder.

15. AUTHORIZED REPRESENTATIVES

15.1 The Parties shall each designate an Authorized Representative and an Alternate. Such Authorized Representative shall be authorized to act for his or her Party to carry out the provisions of this Agreement. Such Alternate shall be authorized to act on behalf of the Authorized Representative in the absence of the Authorized Representative. An Authorized Representative may delegate specific responsibilities to the Alternate or other representatives. The Parties shall each notify the other upon execution of this Agreement of the designation of its Authorized Representative and Alternate and shall promptly notify each other of any subsequent changes in such designation.

15.2 The Authorized Representatives shall have the following duties and responsibilities:

15.2.1 Ensure that written notification has been provided to Phelps Dodge, PNM Reliability, TNMP Reliability, Tucson Electric Power Company Reliability Group, EPE Reliability, EPE Marketing, Xcel Marketing, SPS Reliability, TSGT Marketing, TSGT Reliability that PNM Marketing is acting as TNMP’s Agent as delineated in Section 2.1.

15.2.2 Provide for the establishment of a data communication link between TNMP and PNM which will provide all real-time data from Points of Delivery to PNM Marketing to enable PNM Marketing to provide service pursuant to this Agreement.

15.2.3 Provide liaison and coordination among the Parties on all matters related to this Agreement.

15.2.4 Make changes, corrections or modifications to the notice, billing and payment addresses in this Agreement, as required.

15.2.5 Review, act upon and resolve alleged defaults or other disputes referred to them pursuant to Sections 11 and 23 or by other action of the Parties.

15.2.6 Refer disputes to binding arbitration pursuant to Section 23 that the Authorized Representatives have not resolved and have agreed to arbitrate.

15.2.7 Establish any necessary committees and charge such committees with specific duties and responsibilities.

15.2.8 Develop and approve Operating Procedures and subsequent revisions thereto. Initial Operating Procedures, attached hereto, shall include the following:

Operating Procedure #1	Replacement Energy Scheduling

Operating Procedure #2	New Mexico Operating Procedures

Operating Procedure #3	Transmission Loss Accounting

15.2.9 Ensure that services provided under the Agreement are performed in accordance with WSCC criteria.

15.3 To assure the performance of their responsibilities, the Authorized Representatives shall hold regular meetings in person or by conference call not less often than yearly at pre-set times that are mutually acceptable. Either Authorized Representative may request special meetings, in person or by conference call, at other times as needed and the other will use his or her best efforts to arrange an acceptable time. If an Authorized Representative requests a special meeting or conference call relating to a delinquent payment or to a system emergency, the other Authorized Representative or Alternate shall make every effort to expeditiously respond and to hold the meeting or conference call. Either Authorized Representative may request the presence of other persons, by name or by area of activity and expertise, at such meetings or conference calls, and the Authorized Representative to whom such request is made shall use his or her best efforts to have such persons available.

15.4 The Authorized Representatives shall have no authority to modify any of the provisions of this Agreement, except as specifically provided in this Agreement.

15.5 To be effective, any action taken by the Authorized Representatives must be agreed to by both Authorized Representatives and reduced to writing.

16. GOVERNING LAW AND CONTRACT ADMINISTRATION

16.1 This Agreement shall be interpreted, governed by and construed under the laws of the State of New Mexico.

16.2 It is the intention of the Parties that this Agreement shall be interpreted and administered in a manner to effectuate the sale and delivery and purchase and receipt of wholesale Capacity and Energy in the amount of the TNMP Native Load Requirements and PNM’s performance as Agent for TNMP pursuant to the terms, covenants and conditions of this Agreement and the PNM Market-Based Sales Tariff.

17. ASSIGNMENT

17.1 Either Party shall have the right, without obtaining the consent of the other Party, to transfer and assign all or any portion of its rights under, and interests in and to, this Agreement to a trustee or trustees under a deed of trust, indenture or mortgagee, or to a mortgagee under a mortgage, or to secured parties under a security agreement, as security for its present or future bonds, notes, or other obligations or securities, and to any successor or assignee of any of the foregoing, without such successor or assignee assuming or becoming obligated in any respect to perform any obligation of the Party making such transfer or assignment.

17.2 A transferring Party shall have the right to transfer and assign all or part of its rights, obligations and other interests in this Agreement to any of the following without the need of prior written consent of the other Party:

17.2.1 By PNM to an entity acquiring all or substantially all of PNM’s electric power supply or all or substantially all of PNM’s transmission system; and by TNMP to an entity acquiring all or substantially all of its electric distribution system;

17.2.2 By PNM or TNMP to an entity merged or consolidated into one or the other where the surviving entity that is a Party to this Agreement will own the property referred to in Section 17.2.1;

17.2.3 By PNM or TNMP to an entity which is wholly owned or controlled by the transferor or is under common control with the transferor.

17.3 Except for the transfers and assignments described in Sections 17.1 and 17.2, neither Party shall transfer its interests in this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

18. NONDEDICATION OF FACILITIES

18.1 No undertaking by one Party to the other under any provision of this Agreement shall constitute the dedication of the system or any portion thereof of either Party to the public or to the other Party, and it is understood and agreed that any such undertaking by either Party shall cease upon the termination by such Party of its obligations hereunder.

19. NOTICES

19.1 Except for routine operational matters and the transmittal of monthly billings and payments, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile transmission with receipt confirmed, or United States mail, postage prepaid, to the persons specified below:

To PNM:	Public Service Company of New Mexico

c/o The Secretary Alvarado Square

Albuquerque, NM 87158

Facsimile No.: (505) 241-2368

To TNMP:	Texas-New Mexico Power Company 4100

International Plaza Ft. Worth, Texas

76109 Attn.: Power Resources

Facsimile No.: (817) 737-1384

19.2 Either Party may, from time to time, by written notice to the other, change the designation or address of the person so specified as the one to receive notices pursuant to this Agreement.

19.3 The Authorized Representatives shall establish a list of routine operational matters and designate the manner of providing notices relating to such matters.

20. ENTIRE AGREEMENT

20.1 The complete agreement of the Parties with respect to the subject matter hereof is set forth in this Agreement and all prior communications, negotiations and understandings regarding the subject matter of this Agreement, whether written or oral, are hereby abrogated and withdrawn to the extent not incorporated in the terms of this Agreement; provided, however, that the rebilling provision set forth in Section 7 of the Power Supply and Services Agreement for June, 2001, between PNM and TNMP, is incorporated herein by reference.

21. SECTION HEADINGS AND EXHIBITS

21.1 Section headings appearing in this Agreement are intended for convenience only and shall not be construed as interpretations of text.

21.2 All exhibits attached hereto are incorporated herein and made a part of this Agreement.

22. INVALIDITY

22.1 Except as provided for in Section 3.2, if any term or provision, or any portion thereof, of this Agreement, or the application thereof to any Party or circumstances shall, to any extent, be held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to any Party or circumstances other than those as to which it is held to be invalid or unenforceable, shall not thereby be affected, and each term or provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law; provided, however, that if such invalidity or unenforceability results in a material failure of consideration or imposes a significant disadvantage on one of the Parties, the Parties shall attempt to negotiate a modification of the terms of this Agreement in order to restore the original balance of benefits, and if such modification is not agreed upon either Party may seek reformation of this Agreement in a court of competent jurisdiction.

23 DISPUTES

23.1 Disputes on any matter relating to this Agreement shall be discussed and resolved by the Authorized Representatives or other representatives designated by the Parties, who shall use their best efforts to amicably and promptly resolve the dispute. If the representatives of the Parties are unable to reach a resolution within thirty (30) days after the matter has been referred to them (or a longer or shorter period as may be agreed upon by them) the Parties may resort to any available legal or equitable remedies or may elect to submit the dispute to mediation or binding arbitration. If the Parties elect to submit the dispute to binding arbitration, the dispute shall be resolved in accordance with the arbitration procedures set forth in Sections 23.2, 23.3, 23.4 and 23.5.

23.2 Any arbitration initiated under this Agreement shall be conducted before a single neutral arbitrator appointed by the Parties who shall be knowledgeable in electric utility matters, including electric transmission and bulk power issues, and who shall not have any current or past substantial business or financial relationships with any Party to the arbitration (except prior arbitration). If, however, the Parties should fail to agree upon a single arbitrator within ten (10) days of the referral of the dispute to arbitration, each Party shall choose one arbitrator who shall sit on a three-member arbitration panel. The two arbitrators so chosen shall within twenty (20) days select a third arbitrator to chair the arbitration panel with the goal that such third arbitrator be knowledgeable in electric utility matters, including electric transmission and bulk power issues, and the requirement that such third arbitrator shall not have any current or past substantial business or financial relationships to a Party (except prior arbitration). If the arbitrators cannot agree upon the selection of a third arbitrator, then the selection of the third arbitrator shall be referred to the Chief Judge of the United States District Court for the District of New Mexico. In either case, the selected arbitrator(s) shall not have any current or past substantial business or financial relationships with any Party to the arbitration (except prior arbitration). The arbitrator(s) shall provide each of the Parties an opportunity to be heard and, except as otherwise provided herein, shall generally conduct the arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and any applicable FERC regulations.

23.3 Unless otherwise agreed, the arbitrator(s) shall render a written decision within ninety (90) days after the appointment of the last arbitrator and shall notify the Parties in writing of such decision and the reasons therefore. The arbitrator(s) shall be authorized only to interpret and apply the provisions of this Agreement and shall have no capacity to modify or change this Agreement in any manner. The decision of the arbitrator or of a majority of the arbitrators shall be final and binding upon the Parties, and judgment on the award may be entered in any court having jurisdiction. The decision of the arbitrator(s) may be challenged or appealed solely on the grounds that the conduct of the arbitrator(s), or the decision itself, violated the standards set forth in the New Mexico Uniform Arbitration Act. The final decision of the arbitrator(s) shall be filed with the FERC or other regulatory body by the Party subject to the jurisdiction of such regulatory body if such final decision affects jurisdictional rates, terms and conditions of service or facilities over which such body has jurisdiction.

23.4 Each Party shall be responsible for its own costs incurred during the arbitration process and for the following costs, if applicable:

(A) the fees and costs of the arbitrator chosen by the Party to sit on the three member panel and one half of the fees and costs of the third arbitrator chosen; or

(B) one-half the fees and costs of the single arbitrator jointly chosen by the Parties.

23.4.1 the arbitrator(s) shall have the discretion to change the apportionment of the fees and costs of the arbitrator(s).

23.5 The rights of a Party that does not elect to submit a dispute to binding arbitration shall not be restricted or limited by any provision of this Section 23.

24. NO THIRD PARTY RIGHTS

24.1 The Parties do not intend to create rights in or to grant remedies to any third party as a beneficiary of this Agreement or of any duty, covenant, obligation or undertaking established hereunder.

25. AMENDMENTS

25.1 This Agreement may be amended in writing at any time upon mutual agreement of the Parties, subject to any required acceptance for filing by the FERC, or any other regulatory body having jurisdiction over a Party or the subject matter of the amendment.

26. NO PARTNERSHIP

26.1 The convenants, obligations and liabilities of the Parties are intended to be several and not joint or collective, and nothing herein contained shall ever be construed to create an association, joint venture, trust or partnership, or to impose a trust or partnership convenant, obligation or liability on or with regard to any one or more of the Parties. Each Party shall be individually responsible for its own convenants, obligations and liabilities as herein provided. Neither Party shall be under the control of or shall be deemed to control the other Party. Neither Party shall be the agent of or have a right or power to bind any other Party without its express written consent, except as expressly provided herein.

27. SIGNATURE CLAUSE

27.1 The Parties represent that they have been appropriately authorized by all requisite corporate action to execute this Agreement and the signatories hereto represent that they have been appropriately authorized to enter into this Agreement on behalf of the Party for whom they sign.

27.2 IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

TEXAS-NEW MEXICO POWER COMPANY

By:
Title:
Date:

PUBLIC SERVICE COMPANY OF NEW MEXICO

By:
Title:
Date:

Wholesale Requirements Power Sale And Services Agreement

Between Public Service Company Of New Mexico And

Texas-New Mexico Power Company

Operating Procedure # 1:

Replacement Energy Scheduling

Replacement Energy Procedure for Eddy County Tie:

In the event of a loss or deration of the Eddy County Tie, PNM Marketing will make its best efforts to supply Capacity and Energy to TNMP to replace the Capacity and Energy interrupted or curtailed through the SPS/TNMP Contract at the time of the loss or deration. Procedures for procuring this Replacement Energy will be as follows:

1. The first source of supply to replace the SPS/TNMP energy schedule being interrupted or curtailed will be any unused energy available from TNMP’s existing EPE/TNMP Contract.

2. The second source of supply to replace the SPS/TNMP energy schedule being interrupted or curtailed will be the Capacity and Energy available pursuant to the Agreement, up to 38 MW.

3. When available, the third source of supply to replace the SPS/TNMP energy schedule being interrupted or curtailed will be the interruption of Economy Energy to Phelps Dodge, including the 65 MW block energy purchase.

4. When the sources of supply in 1, 2 and 3 above are not available, or not available in sufficient quantity to replace the entire SPS/TNMP energy schedule being interrupted or curtailed, the fourth source of supply will be Replacement Energy supplied by PNM Marketing.

5. PNM Marketing will procure resources for the expected duration of the interruption or deration of the SPS/TNMP energy schedule. If resources are to be procured forward on a greater than hourly basis, PNM Marketing will advise TNMP Reliability of its intentions to purchase forward. PNM Marketing will obtain approval from TNMP Reliability prior to making the forward purchase.

6. In the event a forward purchase of Replacement Energy is made and it results in an over-supply because the Eddy County Tie returns to service sooner than expected, PNM Marketing will buy back the over-supply from TNMP at ninety percent (90%) of the applicable Dow Jones Non-Firm On-Peak or Dow Jones Non-Firm Off-Peak Electricity Index price at Four Corners. In the event this index does not exist in the future the Parties shall agree on a suitable replacement.

Replacement Energy Procedure for EPE/TNMP Contract:

In the event of the interruption or curtailment of the EPE/TNMP Contract, PNM Marketing will make its best efforts to supply Capacity and Energy to TNMP to replace the Capacity and Energy interrupted or curtailed through the EPE/TNMP Contract. Procedures for procuring this Replacement Energy will be as follows:

1. Through December 8, 2001, the first source of supply to replace the EPE/TNMP energy schedule being interrupted or curtailed will be any unused energy available from the SPS/TNMP Contract.

2. Through December 31, 2001, the second source of supply to replace the EPE/TNMP energy schedule being interrupted or curtailed will be the Capacity and Energy available pursuant to the Agreement, up to 38MW. From January 1, 2002 through December 31, 2002, the second source of supply to replace the EPE/TNMP energy schedule being interrupted or curtailed will be the Capacity and Energy available pursuant to the Agreement, up to 18 MW.

3. When available, the third source of supply to replace the EPE/TNMP energy schedule being interrupted or curtailed will be the interruption of Economy Energy to Phelps Dodge.

4. When the sources of supply in 1, 2 and 3 above are not available, or not available in sufficient quantity to replace the entire EPE/TNMP energy schedule being interrupted or curtailed, the fourth source of supply will be Replacement Energy supplied by PNM Marketing.

5. PNM Marketing will procure resources for the expected duration of the interruption or curtailment of the EPE/TNMP energy schedule. If resources are to be procured forward on a greater than hourly basis, PNM Marketing will advise TNMP Reliability of its intentions to purchase forward. PNM Marketing will obtain approval from TNMP Reliability prior to making the forward purchase.

6. In the event a forward purchase of Replacement Energy is made and it results in an over-supply, PNM Marketing will buy back the over-supply from TNMP at ninety percent (90%) of the applicable Dow Jones Non-Firm On-Peak or Dow Jones Non-Firm Off-Peak Electricity Index price at Four Corners. In the event this index does not exist in the future the Parties shall agree on a suitable replacement.

Wholesale Requirements Power Sale And Services Agreement

Between Public Service Company Of New Mexico And

Texas-New Mexico Power Company

Operating Procedure # 2:

New Mexico Operating Procedures

The following procedures describe daily and real-time procedures for the scheduling and dispatch of energy for TNMP Native Load and Phelps Dodge Load:

TNMP Native Load:

PNM Marketing will schedule all of the needed resources for TNMP Native Load in a manner that is consistent with economic dispatch practices.

1. Until load forecasting for TNMP’s Native Load is assumed by PNM Marketing, TNMP Reliability will provide PNM Marketing an estimate of the next day’s Native Load hourly requirements by 10:00 a.m. Estimates for Sundays, Mondays and common holidays will be provided by the previous common Business Day.

2. PNM Marketing will monitor TNMP’s real-time Native Load through a direct real-time communication link provided by TNMP, and schedule accordingly to minimize energy imbalance.

3. PNM Marketing will call EPE or SPS marketing departments, respectively, to communicate any desired schedule adjustments to the EPE/TNMP Contract or SPS/TNMP Contract.

4. PNM Marketing will then call TNMP Reliability to notify them of the schedule adjustment, including affected delivery point(s). TNMP Reliability will then communicate the schedule adjustment to the appropriate Control Areas.

5. PNM Marketing also will communicate the schedule adjustment, including delivery point and total net schedule, to PNM Reliability.

6. TNMP Reliability will monitor the TNMP transmission system and immediately notify PNM Operations and PNM Marketing of the loss of any Point of Delivery/Point of Receipt (POD/POR).

7. Upon notification of such POD/POR loss PNM Marketing will immediately make schedule adjustments to delivery points and notify PNM Reliability and TNMP Reliability of these changes. TNMP Reliability will then notify the affected Control Areas.

8. Once the loss of POD/POR has been restored, TNMP Reliability will notify PNM Reliability and PNM Marketing. PNM Marketing will, at its discretion and as soon as practical, restore schedules and delivery points to the pre-event levels.

9. In the event of extended outages of facilities (including scheduled maintenance), TNMP Reliability will advise PNM Reliability and PNM Marketing of the conditions and any required curtailments.

Phelps Dodge Load:

Unless and until assumed by PNM Marketing, TNMP Reliability will schedule and dispatch for the Phelps Dodge Load.

1. Phelps Dodge will communicate their desired energy requirements each hour to TNMP Reliability.

2. TNMP Reliability will contact PNM Marketing no later than 15 minutes past each hour to communicate TNMP’s desired energy requirements for Phelps Dodge for the upcoming scheduling hour.

3. PNM Marketing will attempt to procure energy, on TNMP’s behalf, to meet TNMP’s requirements. If PNM fords energy that is acceptable to TNMP, the Parties will communicate and record the pertinent information, such as price, volume, POD, product, etc.

4. PNM Marketing will then communicate the schedule adjustment, including delivery point and total net schedule to PNM Reliability.

5. TNMP Reliability will communicate the schedule to the appropriate control areas and Phelps Dodge.

6. PNM Marketing, TNMP Reliability, PNM Reliability and Phelps Dodge will check out interchange numbers each night after midnight for accuracy.

Wholesale Requirements Power Sale And Services Agreement

Between Public Service Company Of New Mexico And

Texas-New Mexico Power Company

Operating Procedure #3:

Transmission Loss Accounting

This Agreement is being entered into with the understanding that losses hereunder will be determined according to the following:

1. In accordance with the El Paso Interchange Agreement, Service Schedule C - Wheeling Service Exhibit A - Transmission Loss Determination, TNMP compensates EPE for energy losses associated with (1) the provision by EPE of transmission service to TNMP under Service Schedule C and (2) TNMP’s importation of power across the DC terminal and the Artesia to Amrad 345 KV transmission system.

2. By mutual agreement, TNMP accommodates this loss obligation by reducing schedules of energy of TNMP delivered to Amrad in the amount of 2 MW per hour (physical losses).

3. The EPE net schedule consists of the SPS/TNMP Contract, the EPE/TNMP Contract and the Eddy County Tie schedules, reduced by 2 MW per hour. There is no anticipated change to the 2 MW loss obligation; it will continue to exist regardless of scheduling activity volumes.

4. In accordance with the SWNMI New Mexico Operating procedures Section 8.8, TNMP is responsible for losses on the Greenlee 345 KV and Hidalgo 345 KV at the rate of .68%. By mutual agreement, TNMP accommodates this obligation “after the fact” by calculating the losses at the rate of .68% of the Greenlee schedule. TNMP has “pre-scheduled” this loss obligation and is meeting current loss obligations by depleting the “loss bank”. TNMP is currently in discussions with EPE to financially settle future losses once the “bank” is depleted. No resources need to be scheduled for current loss obligations and if discussions are mutually acceptable, no resources need to be scheduled going forward.

5. TNMP has 21 MW of contracted transmission with PNM. These contracts define the loss obligation to be 3% of what is scheduled on the Four Corners to Hidalgo path. TNMP presently has the right to settle these losses either financially at the rate of $100/MWH or with physical losses.

6. TNMP has no other loss obligations.